            FOR IMMEDIATE RELEASE

Innophos Holdings, Inc. Appoints Seasoned Global Operations Executive
Mark Santangelo As Senior Vice President, Manufacturing, Engineering, and EH&S

CRANBURY, New Jersey – (April 27, 2017) – Innophos Holdings, Inc. (NASDAQ: IPHS) today announced that its Board of Directors has appointed Mark Santangelo as Senior Vice President, Manufacturing, Engineering, and EH&S effective May 1. Mr. Santangelo will have responsibility for Innophos' global manufacturing, engineering, and EH&S organizations across all business lines. He will report directly to Innophos’ Chairman, President and Chief Executive Officer, Kim Ann Mink, Ph.D.

Mr. Santangelo brings to Innophos more than 30 years of international operations, manufacturing and technology experience in the specialty chemicals industries. In addition, he has led manufacturing processes and operations for food, health and nutrition related products, including with regulated manufacturing processes. He has a proven track record of effectively transforming global manufacturing footprints to increase value and optimize cost, and has extensive M&A experience. Most recently, from 2014 to 2016, Mr. Santangelo held the position of Vice President, Global Manufacturing and Supply Chain at Arizona Chemical Company, a $1 billion international specialty chemical company. At Arizona Chemical, Mr. Santangelo successfully elevated the supply chain organization to higher levels and improved manufacturing capabilities and efficiencies for profitable growth.

"We are delighted to welcome Mark to the Innophos team," said Dr. Mink. "Mark is an impact-driven executive with strong commercial and market orientation and relevant experience in the Food, Health and Nutrition markets. In addition, his M&A track record further bolsters the depth of due diligence and integration experience on our executive team. I am confident that Mark will be a driving force in our transformation as we continue to execute on our three strategic pillars of Operational Excellence, Commercial Excellence and Strategic Growth. Mark’s experience perfectly aligns with our recently announced Vision 2022.”

Prior to Arizona Chemicals, Mr. Santangelo spent more than 30 years at Ashland Inc., which was an $8 billion international specialty chemical company. At Ashland he grew through the ranks in manufacturing and broad technical operations. His final position at Ashland was as Vice President Global Supply Chain. Further, he successfully led the Supply Chain due diligence and integration processes for several acquisitions, including Hercules, Inc. and International Specialty Products (ISP), as well as the Ashland Water Technology divestiture. Mr. Santangelo holds both bachelor’s and master’s degrees in Chemical Engineering from Villanova University.

"I am extremely excited to be joining the Innophos team at this critical time in the Company’s transformation," said Mr. Santangelo. "My focus will be on ensuring that the Company’s manufacturing footprint is optimized to support our strategic mandates of defending our core specialty phosphates business, while we concurrently grow through acquisition in the Food, Health and Nutrition markets. I plan to build upon the strength of the Innophos organization and leverage my global manufacturing and operational excellence experience.”
About the Company
Innophos is a leading international producer of specialty ingredient solutions that deliver far-reaching, versatile benefits for the food, health, nutrition and industrial markets. We leverage our expertise in the science and technology of blending and formulating phosphate, mineral and botanical based ingredients to help our customers offer products that are tasty, healthy, nutritious and economical. Headquartered in Cranbury, New Jersey, Innophos has manufacturing operations across the United States, in Canada, Mexico and China. For more information, please visit www.innophos.com. 'IPHS-G'
SOURCE Innophos Holdings, Inc.
Contacts
Investors: Mark Feuerbach, 609-366-1204 or investor.relations@innophos.com
Media: Ryan Flaim, Sharron Merrill Associates, 617-542-5300 or IPHS@investorrelations.com
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Safe Harbor for Forward-Looking and Cautionary Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. As such, final results could differ from estimates or expectations due to risks and uncertainties, including but not limited to: incomplete or preliminary information; changes in government regulations and policies; continued acceptance of Innophos’ products and services in the marketplace; competitive factors; technological changes; Innophos' dependence upon suppliers; and other risks. For any of these factors, Innophos claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, as amended.